Exhibit 99.1
Press Release
13907 S. Minuteman Drive, Suite 500 Draper, Utah 84020 www.franklincovey.com

FRANKLIN COVEY REPORTS THIRD QUARTER FISCAL 2025

FINANCIAL RESULTS

Consolidated Revenue for the Third Quarter of $67.1 Million within Guidance Range

Adjusted EBITDA of $7.3 Million Exceeds Guidance; After $4.7 Million of Restructuring Costs Net Loss Totals $1.4 Million

Deferred Subscription Revenue of $89.3 Million, up 7% Year-over-Year

Liquidity Remains Strong at over $95 Million, with $33.7 Million of Cash and No Drawdowns on the Company’s $62.5 Million Credit Facility, even after $8.3 Million of Common Stock Re-purchases in the Third Quarter

Company Updates Guidance for Fiscal 2025

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced its financial results for the third fiscal 2025 quarter, ended May 31, 2025.

Third Quarter Fiscal 2025 Financial Results

The Company’s consolidated revenue for Q3 FY2025 was $67.1 million compared with $73.4 million in Q3 FY2024.  The Company’s financial results for Q3 FY2025 include the following:

o	Enterprise Division revenue for Q3 FY2025 totaled $47.3 million compared with $51.9 million in the prior year.
▪

Enterprise Division revenue performance was impacted by a $3.5 million decrease in North America segment revenue and a $1.0 million decrease in International Direct Office revenue.  These segments were affected by ongoing macroeconomic uncertainties, geopolitical trade tensions, and canceled U.S. federal government contracts.

o	Education Division revenue in Q3 FY2025 was $18.6 million compared with $20.2 million in the prior year.
▪

The decrease was primarily due to less materials revenue during the quarter compared to Q3 FY2024, a quarter last year that included a new state-wide initiative which had a significant amount of training materials in the initial phases of the program.

▪	Decreased materials revenue was partially offset by increased training and coaching revenue and membership subscription revenue.
o

Consolidated subscription and subscription services revenue for Q3 FY2025 was $57.7 million compared with $60.8 million in Q3 FY2024. Subscription revenue invoiced for Q3 FY2025 totaled $31.7 million compared with $34.5 million in Q3 FY2024.

o	The Company realized a net loss for Q3 FY2025 of $(1.4) million, or $(0.11) per share, compared with net income of $5.7 million, or $0.43 per diluted share, in Q3 FY2024.
▪

The net loss included $4.7 million in restructuring charges as the Company optimized its go-to-market transformation investments in the Enterprise Division and reduced costs in other areas of its operations, and a $1.6 million year-over-year increase in selling, general, and administrative expenses from the implementation of the Company’s go-to-market strategy that commenced in December 2024.
o	Adjusted EBITDA for Q3 FY2025 exceeded Company guidance and was $7.3 million compared with $13.9 million in the prior year.
o	Consolidated deferred subscription revenue at May 31, 2025, increased 7% to $89.3 million compared with $83.8 million at May 31, 2024.
▪

At May 31, 2025, 58% of the Company’s AAP contracts in North America are for at least two years, compared with 55% at May 31, 2024, and the percentage of contracted amounts represented by multi-year contracts was 62% compared with 60% on May 31, 2024.

▪	Unbilled deferred subscription revenue totaled $62.0 million at May 31, 2025, compared with $69.4 million at May 31, 2024.
o	Cash provided by operating activities for the three quarters ended May 31, 2025 was $19.0 million compared with $38.4 million in the prior year.
▪	Free cash flow for the first three quarters of fiscal 2025 was $10.6 million compared with $30.6 million in the prior year.
▪	Cash and cash equivalents totaled $33.7 million compared to $40.4 million as of February 28, 2025.
o

The Company purchased approximately 372,000 shares of its common stock on the open market for $8.3 million during Q3 FY2025.  For full fiscal 2025, the Company has purchased approximately 769,000 shares of its common stock for a total of $23.0 million.

Paul Walker, President and Chief Executive Officer commented, “We are pleased that our third quarter revenue was in line with our expectation and that Adjusted EBITDA exceeded the high end of our range.  We are now 180 days into the sales transformation of our Enterprise North America business, and despite an environment where uncertainty is prompting organizations to scrutinize costs, we continue to be confident in the actions we are undertaking to accelerate future growth.  In the third quarter we landed more new clients than we did a year ago.  We also achieved robust expansion across a significant portion of our client base.  Our client retention remained strong and consistent with previous quarters and historical trends. Our clients continue to find value and impact from our subscription services and our Enterprise Division attachment rate remained high at 60%.  Additionally, the percentage of our subscription revenue that is for multi-year periods increased to 62% in the third quarter. Our Education business also continues to be strong and we expect to achieve top and bottom-line growth for the full-year.  As a result, we expect to accelerate future revenue growth and in turn achieve significant growth in Adjusted EBITDA and Free Cash Flow in fiscal 2026 and beyond.”

Jessi Betjemann, Chief Financial Officer said, “I am thrilled to be part of a company that is a trusted partner to leaders of enterprises and schools around the world to deliver improved organizational performance and breakthrough results through collective action. I look forward to partnering with Paul and the leadership team to help drive the growth trajectory for FranklinCovey during this transitory period as we make progress on our strategic initiatives and manage through the current macroeconomic headwinds. Through these efforts and with the strength of our underlying high margin recurring revenue and high cashflow conversion business model, we are committed to creating long-term value for our shareholders and customers.”

Fiscal 2025 Guidance

The effect of government actions and their impact on our direct Government business and our International business has been consistent with what the Company described last quarter.  In the middle of an uncertain environment, we have continued to win and expect to win many large deals in our Enterprise and Education businesses.  However, due to the continued uncertainty impacting our clients’ decision-making and the timing risk for delivery of services, where delivery of the services could slip into the first quarter of the next fiscal year, we are making a revision to our guidance.

The Company updates guidance to the following, in constant currency:

o	Total revenue in the range of $265 million to $275 million.
o	Adjusted EBITDA in the range of $28 million to $33 million, based on the revised revenue guidance this year and cost reductions that will beneficially impact Q4 FY2025.

The Company will share updated guidance for FY2026 when it reports at year-end in November, but due in part to the recent cost reduction actions, the Company expects to generate a meaningful increase in Adjusted EBITDA and free cash flow in FY2026.

Earnings Conference Call

On Wednesday, July 2, 2025, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its third quarter fiscal 2025 financial results.  Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/e3nwc8xy or may participate via telephone by registering at https://register-conf.media-server.com/register/BIfca3cd6d7d57446c882da650a94c47ca.  Once registered, participants will have the option of 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to:  general macroeconomic conditions; renewals of subscription contracts; the impact of strategic projects and initiatives on future financial results; growth in and client demand for add-on services; market acceptance of new products or services, including new AAP portal upgrades and content launches; impacts from geopolitical trade tensions and the general business environment; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of Adjusted EBITDA, Free Cash Flow, and “constant currency” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other infrequently occurring items such as restructuring and headquarters moving costs.  Free Cash Flow is defined as GAAP calculated cash flows from operating activities less capitalized expenditures for purchases of property and equipment, curriculum development, and content or license rights.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.  The Company references these non-GAAP financial measures in its decision-making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached tables for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure, and for the calculation of Free Cash Flow.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is the premiere organizational performance partner of choice, with directly owned and licensee partner offices providing professional services in over 160 countries and territories. With its Enterprise and Education Divisions, the Company transforms organizations by partnering with clients to build leaders, teams, and cultures that get breakthrough results through collective action.  Available through the FranklinCovey All Access Pass and Leader in Me membership, FranklinCovey’s best-in-class content, solutions, experts, technology, and metrics seamlessly integrate to produce lasting behavior change at scale. Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years. Clients have included organizations in the Fortune 100, Fortune 500, thousands of small and mid-sized businesses, and numerous educational institutions and government entities. To learn more, visit www.franklincovey.com and enjoy exclusive content across FranklinCovey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2025	2024	2025	2024

Revenue	$67,121	$73,373	$195,819	$203,109
Cost of revenue	15,799	17,167	46,040	47,773
Gross profit	51,322	56,206	149,779	155,336

Selling, general, and administrative	46,676	45,110	138,966	130,088
Restructuring costs	4,739	701	6,723	3,008
Impaired asset	-	-	-	928
Depreciation	1,012	990	2,979	2,994
Amortization	1,098	1,062	3,294	3,204
Income (loss) from operations	(2,203)	8,343	(2,183)	15,114
Interest income (expense), net	76	21	295	(59)
Income (loss) before income taxes	(2,127)	8,364	(1,888)	15,055
Income tax benefit (provision)	718	(2,643)	584	(3,609)
Net income (loss)	$(1,409)	$5,721	$(1,304)	$11,446

Net income (loss) per common share:
Basic	$(0.11)	$0.43	$(0.10)	$0.87
Diluted	(0.11)	0.43	(0.10)	0.85

Weighted average common shares:
Basic	12,891	13,160	13,028	13,222
Diluted	12,891	13,378	13,028	13,499

Other data:
Adjusted EBITDA(1)	$7,307	$13,924	$17,041	$32,340

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2025	2024	2025	2024
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(1,409)	$5,721	$(1,304)	$11,446
Adjustments:
Interest expense (income), net	(76)	(21)	(295)	59
Income tax provision (benefit)	(718)	2,643	(584)	3,609
Amortization	1,098	1,062	3,294	3,204
Depreciation	1,012	990	2,979	2,994
Stock-based compensation	2,217	2,828	5,730	7,092
Restructuring costs	4,739	701	6,723	3,008
Headquarters moving costs	444	-	498	-
Impaired asset	-	-	-	928
Adjusted EBITDA	$7,307	$13,924	$17,041	$32,340

Adjusted EBITDA margin	10.9%	19.0%	8.7%	15.9%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2025	2024	2025	2024
Revenue by Division/Segment:
Enterprise Division:
North America	$37,054	$40,592	$111,711	$116,439
International direct offices	7,496	8,540	21,936	24,533
International licensees	2,716	2,747	8,749	8,951
	47,266	51,879	142,396	149,923
Education Division	18,640	20,235	50,169	49,815
Corporate and other	1,215	1,259	3,254	3,371
Consolidated	$67,121	$73,373	$195,819	$203,109

Gross Profit by Division/Segment:
Enterprise Division:
North America	$30,708	$33,425	$92,503	$96,101
International direct offices	5,490	6,629	16,163	18,744
International licensees	2,379	2,463	7,742	7,941
	38,577	42,517	116,408	122,786
Education Division	12,227	13,270	31,968	31,420
Corporate and other	518	419	1,403	1,130
Consolidated	$51,322	$56,206	$149,779	$155,336

Adjusted EBITDA by Division/Segment:
Enterprise Division:
North America	$6,201	$10,822	$19,788	$30,421
International direct offices	313	1,268	(884)	2,318
International licensees	1,349	1,352	4,449	4,626
	7,863	13,442	23,353	37,365
Education Division	2,053	3,142	2,006	2,778
Corporate and other	(2,609)	(2,660)	(8,318)	(7,803)
Consolidated	$7,307	$13,924	$17,041	$32,340

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$33,707	$48,663
Accounts receivable, less allowance for
credit losses of $2,328 and $3,015	49,843	86,002
Inventories	4,062	4,002
Prepaid expenses and other current assets	23,391	21,586
Total current assets	111,003	160,253

Property and equipment, net	9,867	8,736
Intangible assets, net	35,648	37,766
Goodwill	31,220	31,220
Deferred income tax assets	854	870
Other long-term assets	29,692	22,694
	$218,284	$261,539

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$816	$835
Current portion of financing obligation	221	3,112
Accounts payable	6,234	7,862
Deferred subscription revenue	83,488	101,218
Customer deposits	20,054	16,972
Accrued liabilities	21,494	32,454
Total current liabilities	132,307	162,453

Notes payable, less current portion	-	775
Financing obligation, less current portion	1,312	1,312
Other liabilities	15,939	10,732
Deferred income tax liabilities	3,147	3,132
Total liabilities	152,705	178,404

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	230,375	231,813
Retained earnings	121,900	123,204
Accumulated other comprehensive loss	(863)	(768)
Treasury stock at cost, 14,427 and 14,084 shares	(287,186)	(272,467)
Total shareholders' equity	65,579	83,135
	$218,284	$261,539

FRANKLIN COVEY CO.
Condensed Consolidated Free Cash Flow
(in thousands and unaudited)

	Three Quarters Ended
	May 31,	May 31,
	2025	2024
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,304)	$11,446
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation and amortization	6,273	6,198
Amortization of capitalized curriculum costs	3,269	2,340
Stock-based compensation	5,730	7,092
Impaired asset	-	928
Deferred income taxes	12	(169)
Amortization of right-of-use operating lease assets	392	596
Changes in working capital	4,667	9,954
Net cash provided by operating activities	19,039	38,385

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4,050)	(2,618)
Curriculum development costs	(4,095)	(5,195)
Reacquisition of license rights	(324)	-
Net cash used for investing activities	(8,469)	(7,813)

Free Cash Flow	$10,570	$30,572